Exhibit 99.1

BGC Partners Reports First Quarter 2018 Financial Results

Declares Quarterly Dividend of 18 Cents

Conference Call to Discuss Results Scheduled for 10:00 AM ET Today

NEW YORK, NY – May 3, 2018 - BGC Partners, Inc. (NASDAQ: BGCP) (“BGC Partners” or “BGC” or “the Company”), a leading global brokerage company servicing the financial and real estate markets, today reported its financial results for the quarter ended March 31, 2018. BGC’s financial results consolidate those of the Company’s publicly traded and majority-owned subsidiary, Newmark Group, Inc. (NASDAQ: NMRK) ("Newmark"). Newmark is a leading commercial real estate advisory firm that completed its initial public offering (“IPO”) on December 19, 2017, and, unless otherwise stated, its results are recorded for the purposes of this document as BGC’s “Real Estate Services” segment. Newmark reports its stand-alone results separately today.1

Select Results Compared to the Year-Earlier Period2

Highlights of Consolidated Results (USD millions)	1Q18	1Q17	Change
Revenues	$956.6	$783.2	22.1%
GAAP income from operations before income taxes	133.2	57.8	130.5%
GAAP net income for fully diluted shares	88.8	56.6	56.7%
Pre-tax Adjusted Earnings before noncontrolling interest in subsidiaries and taxes	184.7	119.3	54.8%
Post-tax Adjusted Earnings	154.3	103.1	49.7%
Adjusted EBITDA	236.9	141.4	67.6%
Adjusted EBITDA before allocations to units	245.9	150.8	63.1%

Per Share Results	1Q18	1Q17	Change
GAAP net income per fully diluted share	$0.19	$0.13	46.2%
Post-tax Adjusted Earnings per share	$0.32	$0.23	39.1%

Management Comments

“BGC generated record quarterly revenues, led by strong revenue growth from both Newmark and Financial Services. Newmark’s revenues grew by more than 29 percent year-on-year, while Financial Services was up by over 17 percent”, said Howard W. Lutnick, Chairman and Chief Executive Officer of BGC. “I am also pleased to announce that our board declared an 18 cent dividend for the first quarter. At yesterday’s closing stock price, this translates into a 5.4 percent annualized yield”.

Shaun D. Lynn, President of BGC, added: “Our Financial Services revenues increased year-over-year for all of our asset classes, led by 18 percent growth from rates; a 29 percent increase generated by equities, insurance, and other asset classes; a 24 percent improvement from foreign exchange brokerage; and 13 percent growth in our energy and commodities business. The vast majority of this growth was organic. As interest rates rose in most major economies, trading activity improved in nearly all of the markets we cover. BGC benefited from a combination of a better macro environment, increased volatility in certain asset classes, and gains in market share across our various businesses. Over the past few years, we have grown our Financial Services earnings despite industry headwinds. As market conditions for the industry show

[1]

Please see section titled “Newmark Results” later in this release. For the purposes of this document, the term "BGC" includes subsidiaries of BGC, and the term "Newmark" includes subsidiaries of Newmark.

[2]

U.S. Generally Accepted Accounting Principles is referred to as “GAAP”. See the sections of this document including “Adjusted Earnings Defined”, “Differences between Consolidated Results for Adjusted Earnings and GAAP”, “Reconciliation of GAAP income (loss) to Adjusted Earnings”, “Adjusted EBITDA Defined”, “Adjusted EBITDA before allocations to units”, and “Reconciliation of GAAP Income (Loss) to Adjusted EBITDA” for the complete and revised definitions of these non-GAAP terms and how, when and why management uses them, as well as for the differences between results under GAAP and these non-GAAP items for the periods discussed herein.

signs of improvement, we believe that we are in a strong position to organically increase our revenues and profits.

“Our fully electronic Fenics business also generated strong quarterly revenue growth, as we continued to invest more than $150 million per year in technology and to convert our voice and hybrid desks to more profitable fully electronic trading.3 Fenics businesses with particularly strong performance during the quarter included those brokering Canadian, European, and U.K. sovereign bonds, inflation swaps, interest rate options, emerging market bonds, and credit derivatives. Revenues from our high margin data, software, and post-trade business increased 15% year-over-year”.

Mr. Lynn concluded: “Average revenue per broker/salesperson4 in our Financial Services business improved by 19 percent for the quarter, which is the fifth consecutive quarter with increased front-office productivity compared with a year earlier. BGC’s overall Financial Services revenues continue to show strong year-on-year growth in the second quarter of 2018. As we roll out new products and services across our Fenics platform, and as our newly hired Financial Services brokers further ramp up productivity, we expect to continue to have strong performance going forward”.

Barry M. Gosin, Chief Executive Officer of Newmark, added: “Newmark’s quarterly brokerage revenues were up by 27 percent year-over-year, driven by Newmark’s average revenue per front-office employee improving by 15 percent. This productivity increase is the main reason why nearly 90 percent of Newmark’s overall revenue growth for the quarter was organic. As we continue to hire profitably, acquire accretively, and increase revenue per producer, we expect Newmark’s growth to outpace the industry over time”.

Dividend Information

On May 1, 2018, BGC Partners’ Board of Directors declared a quarterly qualified cash dividend of $0.18 per share payable on June 5, 2018 to Class A and Class B common stockholders of record as of May 21, 2018. The ex-dividend date will be May 18, 2018.

Discussion of Financial Results

Unless otherwise stated, all results provided in this document compare the first quarter of 2018 with the year-earlier period. Certain reclassifications may have been made to previously reported amounts to conform to the current presentation and to show results on a consistent basis across periods. Any such changes would have had no impact on consolidated revenues or earnings for GAAP and would either leave essentially unchanged consolidated pre- and post-tax Adjusted Earnings for the prior periods, all else being equal. Certain numbers in the tables throughout this document may not sum due to rounding. Rounding may have also impacted the presentation of certain and year-on-year percentage changes. BGC will include Real Estate Services in its consolidated results until the proposed spin-off of Newmark.5

BGC’s financial results have been recast to include the results of Berkeley Point for all periods discussed in this document because the transaction6 involved a reorganization of entities under common control. All year-on-year comparisons in this document reflect the recast results. See the tables towards the end of this document titled “Segment Disclosure” for additional information about both Real Estate Services and Financial Services, as well as about Corporate Items, which are shown separately from the following segment results.

[3]

For the purposes of this document, all of the Company’s fully electronic businesses in the Financial Services segment may be collectively referred to as “Fenics”. Fenics includes fees from fully electronic brokerage, as well as data, software, and post-trade services. The annual technology investment figure is based on the Company’s average annual total technology-related expenses and fixed asset purchases over the three years ended December 31, 2017.

[4]

The Financial Services productivity figures include segment revenues from total brokerage revenues, data, software, and post-trade. The average revenues for all producers are approximate and based on the total revenues divided by the weighted-average number of producers for the period. The Real Estate Services productivity figures are based on revenues from “leasing and other”, “real estate capital markets”, and “gains from mortgage banking activities/originations, net”. The Newmark productivity figures exclude both revenues and staff related to “management services, servicing fees and other”.

[5]	See the section of this document called “Proposed Spin-Off of Newmark”.
[6]

On September 8, 2017, BGC acquired Berkeley Point Financial LLC, including its wholly owned subsidiary Berkeley Point Capital LLC, which together are referred to as "Berkeley Point" or "BPF". BPF’s results are consolidated with those of Newmark.

Recognition of Nasdaq Earn-out Payments

Consistent with Newmark’s methodology of recognizing income related to the receipt of Nasdaq7 payments in the third quarter under GAAP, BGC recognizes the receipt of Nasdaq earn-out payments when earned in the third quarter for Adjusted Earnings instead of the previous practice of pro-rating the payments over the following four quarters in its consolidated results. This GAAP methodology will lead to earlier recognition of the Nasdaq income. BGC’s consolidated results for Adjusted Earnings have been recast to incorporate this change in Nasdaq earn-out methodology in other income from 2017 onward.

Online Availability of Investor Presentation and Additional Financial Tables

An investor presentation as well as Excel versions of the tables at the end of this document are available for download if one views the HTML version of the release at http://ir.bgcpartners.com. The Excel tables and presentation contain the results discussed in this document as well as other useful information that may not be contained herein. Those viewing BGC’s financial results release online should see the link to the tables and presentation near the top of the page at http://ir.bgcpartners.com.

Financial Services Results

Industry-wide, wholesale financial brokers tend to be seasonally strongest in the first calendar quarter of the year in terms of revenues and profitability, sequentially slower in each of the next two quarters, and slowest in the fourth calendar quarter.

Financial Services Results (USD millions)	1Q18	1Q17	Change
Rates revenues	$160.8	$135.8	18.4%
Foreign exchange revenues	99.1	80.0	23.8%
Equities, insurance, and other asset classes revenues	97.8	75.7	29.1%
Credit revenues	82.1	81.9	0.2%
Energy and commodities revenues	60.1	53.1	13.2%
Total brokerage revenues	499.8	426.5	17.2%
Data, software, and post-trade revenues, net of inter-company eliminations	15.1	13.1	15.4%
Interest, fees from related parties, and other revenues	1.7	1.6	9.7%
Total revenues	516.6	441.2	17.1%

GAAP income from operations before taxes	123.7	91.9	34.6%
GAAP income from operations before taxes as a percent of revenues	24.0%	20.8%

Pre-tax Adjusted Earnings	129.5	98.7	31.2%
Pre-tax Adjusted Earnings as a percent of revenues	25.1%	22.4%

More than half of the growth generated from equities, insurance, and other asset classes was organic, with the remainder due to the acquisition of Besso Insurance Group Limited, which closed on February 28, 2017. Either all or the vast majority of improvement from the other revenue line items listed in the above table was also organic.

Fenics fully electronic brokerage revenues from rates and credit improved by double-digit percentages year-on-year. In the following table, results for Fenics are broken out from the above Financial Services results. Revenues from inter-company data, software, and post-trade are eliminated at the segment level upon consolidation.

All else being equal, as higher-margin fully electronic revenues become a larger portion of Financial Services’ results, BGC expects overall profitability to improve. While the Company analyzes how to optimally configure its voice/hybrid and fully electronic businesses, BGC will continue to provide total

[7]

On June 28, 2013, BGC sold its eSpeed business to Nasdaq, Inc. (“Nasdaq”). The purchase consideration consisted of $750 million in cash paid upon closing, plus an expected payment of up to 14.9 million shares of Nasdaq common stock to be paid ratably over 15 years beginning in 2013, assuming that Nasdaq, as a whole, generates at least $25 million in gross revenues each of these years. “Payments” may be used interchangeably with the Nasdaq share “earn-out”. The value of these Nasdaq shares discussed in this document are based on the closing price of Nasdaq’s common stock as of May 2, 2018.

Fenics revenues. Over time, the Company expects Fenics to achieve Adjusted Earnings margins of 50 percent before corporate items, and intends to provide more detailed information next year.

Fenics Results in Financial Services (USD millions)	1Q18	1Q17	Change
Total fully electronic brokerage revenues	$53.3	$46.2	15.2%
Data, software, and post-trade revenues	15.1	13.1	15.4%
Data, software, and post-trade revenues (inter-company)	17.6	14.0	25.1%
Total Fenics revenues	85.9	73.4	17.1%

Stand-alone Results for Newmark Group, Inc.

Revenues for Newmark as a stand-alone company increased by 29.4 percent to $430.5 million. Further details regarding Newmark’s results are contained in its financial results press release, which was released separately today. Newmark will also host a conference call today at 11:00 a.m. ET to discuss its results. Details regarding this information can be found at http://ir.ngkf.com.

Industry-wide, commercial real estate service providers tend to be seasonally slowest in the first calendar quarter of the year in terms of revenues and profitability and strongest in the fourth calendar quarter. For its consolidated results, BGC calculates certain revenue items slightly differently than Newmark. BGC also classifies certain Newmark stand-alone expenses as Corporate Items. Newmark’s stand-alone revenues and pre-tax earnings will therefore differ in certain respects from those recorded in BGC’s Real Estate Services segment, which are shown later in this document in the “Segment Disclosure” tables. In addition, tables showing the reconciliation of the Company’s Real Estate Services as a segment to Newmark’s stand-alone revenues and pre-tax earnings can be found later in this document.8

Consolidated Expenses9

Consolidated Expenses (USD millions)	1Q18	1Q17	Change
Compensation and employee benefits under GAAP	$534.8	$460.6	16.1%
Allocations of net income and grant of exchangeability to limited partnership units and FPUs	65.2	63.2	3.2%
Non-compensation expenses under GAAP	263.2	207.4	26.9%
Total expenses under GAAP	863.2	731.2	18.0%

Compensation and employee benefits for Adjusted Earnings	533.5	459.4	16.1%
Non-compensation expenses for Adjusted Earnings	234.7	181.2	29.6%
Total expenses for Adjusted Earnings	768.2	640.6	19.9%

The increase in the Company’s expenses reflect the impact of higher revenues on variable compensation, recent acquisitions and hires, as well as the previously disclosed impact of FASB Topic ASC 606 on Newmark’s revenues and non-compensation expenses.10

[8]

Please see “Reconciliation of BGC Real Estate Segment Revenues to Newmark Group, Inc. Stand-alone Revenues”, “Reconciliation of BGC Real Estate Segment to Newmark Group, Inc. Stand-alone for GAAP Income (Loss) From Operations before Income Taxes” and “Reconciliation of BGC Real Estate Segment to Newmark Group, Inc. Stand-alone for Pre-Tax Adjusted Earnings” tables later in this release.

[9]

In the first quarter of 2018, this included $56.2 million in grants of exchangeability and $9.0 million in allocation of net income to limited partnership units and Founding Partner Units (“FPUs”). A year earlier, these figures were $53.8 million and $9.4 million, respectively.

[10]	Please see the section of this document titled “Impact of ASC 606 on Newmark’s Results” for more detail on this topic.

Taxes and Noncontrolling Interest

Taxes and Noncontrolling Interest (USD millions)	1Q18	1Q17	Change
GAAP provision for income taxes	$35.8	$6.7	NMF
Provision for income taxes for Adjusted Earnings	21.4	16.5	30.0%
GAAP net income (loss) attributable to noncontrolling interest in subsidiaries	38.7	14.3	170.5%
Net income (loss) attributable to noncontrolling interest in subsidiaries for Adjusted Earnings	8.9	(0.2)	NMF

Taxes under GAAP and Adjusted Earnings increased due to higher pre-tax earnings and the geographical mix of this income. This was partially offset by the impact of the 2017 U.S. Tax Cuts and Jobs Act. Until the proposed spin-off of Newmark occurs, noncontrolling interest will reflect the allocation of income to Newmark’s public shareholders and the pro-rata ownership of certain shares and/or units of BGC and Newmark.

Consolidated Share Count

Consolidated Share Count (USD millions)	1Q18	1Q17	Change
Fully diluted weighted-average share count under GAAP	478.9	444.8	7.7%
Fully diluted weighted-average share count for Adjusted Earnings	478.9	444.8	7.7%
Fully diluted spot share count under GAAP and Adjusted Earnings	482.0	445.5	8.2%

As was previously disclosed, from December 19, 2017, through March 6, 2018, BGC sold 19.4 million newly-issued Class A common shares for net proceeds of $270.9 million. $242.0 million of the gross proceeds were used to purchase 16.6 million newly issued exchangeable limited partnership units ("Units") of Newmark during the quarter.11 The quarter-end share count also increased year-on-year due to shares issued with respect to equity-based compensation, front-office hires, and acquisitions.

Select Balance Sheet Data12

Select Balance Sheet Data (USD millions except per share data)	March 31, 2018	December 31, 2017
Cash and cash equivalents	$362.6	$634.3
Liquidity	454.5	673.2
Long-term debt and collateralized borrowings	1,375.9	1,650.5
Book value per share	2.79	2.17
Total capital	1,486.7	1,186.2

Total capital increased and long-term debt decreased primarily due to the net impact of the abovementioned share issuance, and the subsequent use of funds from these actions by Newmark to repay the remaining balance of the $575 million unsecured senior term loan in full. Total capital and book value per share also improved due to the positive impact of ASC 606 and GAAP net income. In addition, the change in cash and liquidity since year-end 2017 was due to cash paid with respect to annual employee bonuses and ordinary movements in working capital. The Company also continued to invest in new revenue-generating hires.

BGC believes that the combination of lower long-term debt, increased total capital, and improving Adjusted EBITDA have strengthened the consolidated Company’s balance sheet and improved BGC’s various credit ratios, including debt to equity, interest coverage, and debt to Adjusted EBITDA.

[11]

For the purposes of this document, the term "BGC" includes subsidiaries of BGC, and the term "Newmark" includes subsidiaries of Newmark. For further information, see the March 7, 2018 press release titled “BGC Partners and Newmark Group to Repay Remaining Balance of $575 Million Unsecured Senior Term Loan” and the related filing made with the Securities and Exchange Commission on the same date on Form 8-K.

[12]

Liquidity is the sum of cash and cash equivalents plus marketable securities that have not been financed, reverse repurchase agreements if any, and securities owned, less securities loaned and repurchase agreements. “Cash segregated under regulatory requirements” is not included in liquidity. Total capital is defined as redeemable partnership interest, total stockholders' equity and noncontrolling interest in subsidiaries.

The consolidated Company’s balance sheet does not yet reflect the anticipated receipt of more than $870 million worth of additional Nasdaq stock over time, because these payments are contingent upon Nasdaq generating at least $25 million in gross revenues annually. Nasdaq generated gross revenues of approximately $4.0 billion in 2017.

Consolidated Outlook for the Second Quarter of 2018

*	BGC anticipates second quarter 2018 consolidated revenues of between $890 million and $940 million, or 5 percent to 11 percent higher compared with $849 million a year earlier.
*

BGC expects consolidated pre-tax Adjusted Earnings before noncontrolling interest in subsidiaries and taxes to be in the range of $145 million and $165 million, or 7 percent to 22 percent higher versus $135 million in the prior-year period. The recast results for the second quarter of 2017 exclude the Nasdaq earn-out.

*

BGC anticipates its consolidated Adjusted Earnings tax rate to be in the range of approximately 11 percent and 12 percent for the second quarter of 2018, compared with 12.7 percent for the second quarter of 2017.

Proposed Spin-Off of Newmark

BGC expects to pursue a distribution to its stockholders of all of the Class A common shares and Class B common shares of Newmark (collectively, the “Newmark common shares”) that BGC then owns in a manner that is intended to qualify as generally tax-free for U.S. federal income tax purposes (the “spin-off”). As currently contemplated, shares of Class A common stock of Newmark held by BGC would be distributed to the holders of shares of Class A common stock of BGC, and shares of Class B common stock of Newmark held by BGC would be distributed to the holders of shares of Class B common stock of BGC.

Had the spin-off occurred immediately following close of the first quarter of 2018, the ratio of Newmark common shares to be distributed in respect of each BGC common share would have been approximately 0.4702. However, the exact ratio of Newmark common shares to be distributed in respect of each BGC common share in the spin-off will depend on, among other things, the number of BGC common shares outstanding and the number of Newmark common shares (including Newmark common shares underlying units of Newmark Partners, L.P.) owned by BGC as of the record date of the spin-off. The spin-off is subject to a number of conditions, and BGC may determine not to proceed with the spin-off if the BGC board of directors determines, in its sole discretion, that the spin-off is not in the best interest of the Company and its stockholders. Accordingly, the spin-off may not occur on any expected timeframe, or at all.

For additional information regarding the proposed spin-off, please see the sections titled “Item 1—Business—Structure of Newmark—Structure of Newmark Following the Separation and Newmark IPO” in BGC’s Annual Report on Form 10-K as well the sections titled "Item 13—Certain Relationships and Related Transactions, and Director Independence—Separation and Distribution Agreement—The Distribution” and “Item 13—Certain Relationships and Related Transactions, and Director Independence—Separation and Distribution Agreement— BGC Partners Contribution of Newmark OpCo Units Prior to the Distribution” in Newmark’s amended 2017 annual report on Form 10-K/A for additional information regarding the proposed distribution.

Impact of ASC 606 on Newmark’s Results

As was discussed in BGC’s financial results press release dated February 9, 2017: From 2014 through 2016, the Financial Accounting Standards Board (“FASB”) issued several accounting standard updates, which together comprise Accounting Standards Codification Topic 606, Revenue from Contracts with Customers (“ASC 606”). Beginning in the first quarter of 2018, the Company is recording its financial results to conform to ASC 606. ASC 606 does not currently impact the results of BGC’s Financial Services segment, but does impact the results of Newmark. The consolidated Company has elected to adopt the guidance using the modified retrospective approach to ASC 606, under which the consolidated Company applied the new standard only to new contracts initiated on or after January 1, 2018 and recorded the transition adjustments as part of “Total capital”.

Under this approach, for all periods from the first quarter of 2018 onward, Newmark did not and will not record revenues or earnings related to “Leasing and other commissions” with respect to contingent revenue expected to be received in future periods as of December 31, 2017, in relation to contracts signed prior to January 1, 2018, for which services have already been completed. Instead, the Company recorded this contingent revenue and related commission payments on the balance sheet on January 1, 2018, with a corresponding pre-tax improvement of approximately $23 million to “Total capital”. Over time, the Company expects to receive $23 million of cash related to these “Leasing and other commissions” receivables, primarily over the course of 2018 and 2019. This cash, however, will not be recorded as GAAP net income, Adjusted Earnings, or Adjusted EBITDA.

The adoption of ASC 606 impacted the consolidated Company’s recognition of revenue from its outsourcing businesses, which are recorded as part of “Real estate management and other services.” Implementation of the updated principal versus agent considerations under ASC 606 increased the proportion of reimbursable non-compensation expenses related to the Company’s outsourcing business accounted for as revenue on a gross basis. This resulted in an increase in revenue and a corresponding increase in cost of revenue, with no impact on earnings for periods from January 1, 2018 onward. For the first quarter of 2018, this increased Newmark’s management services revenues by approximately $18 million, with a corresponding increase in non-compensation costs attributable to these revenues. Because BGC’s financial results consolidate those of Newmark, the consolidated Company’s quarterly revenues and expenses increased by the same amount.

For additional information regarding the adoption of ASC 606, please see the section titled “New Accounting Pronouncements” in both BGC’s and Newmark’s Annual Reports on Form 10-K as filed with the Securities and Exchange Commission.

Non-GAAP Financial Measures

This document contains non-GAAP financial measures that differ from the most directly comparable measures calculated and presented in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”). Non-GAAP financial measures used by the Company include “Adjusted EBITDA,” “Adjusted EBITDA before allocation to units,” “pre-tax Adjusted Earnings” and “post-tax Adjusted Earnings.” These terms are defined later in this document.

Differences between Consolidated Results for Adjusted Earnings and GAAP

The following sections describe the main differences between results as calculated for Adjusted Earnings and GAAP for the periods discussed herein.

Differences between Other income (losses), net, for Adjusted Earnings and GAAP

In the first quarters of 2018 and 2017, non-cash gains of $2.6 million and $0.2 million, respectively, related to BGC’s investments accounted for under the equity method, were included as part of “Other income (losses), net” under GAAP but were excluded for Adjusted Earnings.

In the first quarter of 2018, a non-cash gain of $20.6 million related to a fair value adjustment of an investment held by BGC was included as part of “Other income (losses), net” under GAAP, but excluded for Adjusted Earnings.

Adjusted Earnings calculations for the first quarters of 2018 and 2017 also excluded additional net losses of $0.8 million and $0.4 million, respectively as part of “(Gains) and charges with respect to acquisitions, dispositions and/or resolutions of litigation, and other non-cash, non-dilutive items, net”.

Impact of OMSRs and MSRs for Adjusted Earnings and GAAP

GAAP income from operations before income taxes for the first quarter of 2018 includes a $3.3 million non-cash gain attributable to originated mortgage servicing rights (“OMSRs”) net of amortization of mortgage servicing rights (“MSRs”). In the year earlier period, the gain attributable to OMSRs net of amortization of MSRs was $15.4 million.

Differences between Compensation Expenses for Adjusted Earnings and GAAP

In the first quarter of 2018, the difference between compensation expenses as calculated for GAAP and Adjusted Earnings included non-cash, non-dilutive net charges related to $56.2 million in grants of exchangeability and $9.0 million in allocation of net income to limited partnership units and FPUs.

In the first quarter of 2017, the difference between compensation expenses as calculated for GAAP and Adjusted Earnings included non-cash, non-dilutive net charges related to $53.8 million in grants of exchangeability and $9.4 million in allocation of net income to limited partnership units and FPUs.

In the first quarter of 2018 $1.3 million in GAAP non-cash charges related to the amortization of GFI employee forgivable loans granted prior to the closing of the January 11, 2016 back-end merger with GFI were also excluded from the calculation of pre-tax Adjusted Earnings as part of “(Gains) and charges with respect to acquisitions, dispositions and / or resolutions of litigation, and other non-cash, non-dilutive items, net”. For the first quarter of 2017, the corresponding amount was $2.2 million.

Differences between Certain Non-compensation Expenses for Adjusted Earnings and GAAP

The difference between non-compensation expenses in the first quarters of 2018 and 2017 as calculated for GAAP and Adjusted Earnings included additional “(Gains) and charges with respect to acquisitions, dispositions and / or resolutions of litigation, and other non-cash, non-dilutive items, net”. These included $8.7 million and $6.2 million, respectively, of non-cash GAAP charges related to amortization of intangibles; $1.0 million and $1.4 million, respectively, of acquisition related costs; none and $1.4 million, respectively, of non-cash GAAP impairment charges; and various other GAAP items that together came to a net charge of $0.9 million and $3.4 million, respectively.

Differences between Taxes for Adjusted Earnings and GAAP

BGC’s GAAP provision for income taxes from 2016 forward is calculated based on an annualized methodology. The Company’s GAAP provision for income taxes was $35.8 million and $6.7 million for the first quarters of 2018 and 2017, respectively. The Company includes additional tax-deductible items when calculating the provision for taxes with respect to Adjusted Earnings using an annualized methodology. These include tax-deductions related to equity-based compensation with respect to limited partnership unit exchange, employee loan amortization, and certain net-operating loss carryforwards.

The non-GAAP provision for income taxes was adjusted by $(14.3) million and $9.8 million for the first quarters of 2018 and 2017, respectively. As a result, the provision for income taxes with respect to Adjusted Earnings was $21.4 million and $16.5 million for the first quarters of 2018 and 2017, respectively.

Conference Call and Investor Presentation

BGC will host a conference call on the date of this release at 10:00 a.m. ET to discuss these results. A webcast of the call, along with an investor presentation summarizing BGC’s consolidated Adjusted Earnings results, will be accessible via the following:

http://ir.bgcpartners.com (an HTML version with Excel financial tables or PDF)

http://ir.bgcpartners.com/news-releases (an HTML version with Excel financial tables or PDF)

http://bgcpartners.com/category/bgc-releases/ (PDF only)

A listing of minimum system requirements can be found here:

http://event.on24.com/view/help/ehelp.html?text_language_id=en&fh=true&flashconsole=true&ngwebcast=true

A webcast replay of the conference call is expected to be accessible at http://ir.bgcpartners.com within 24 hours of the live call and will be available for 365 days following the call. Additionally, call participants may dial in with the following information:

LIVE CALL:

Date - Start Time: 5/3/2018 at 10.00 a.m. ET

U.S. Dial In: 1-844-309-0609

International Dial In: 1-574-990-9937

Passcode: 739-9434

REPLAY:

Available From – To: 5/3/2018 1:00 p.m. ET – 5/10/2018 1:00 p.m. ET

U.S. Dial In: 1-855-859-2056

International Dial In: 1-404-537-3406

Passcode: 739-9434

(Note: If clicking on the above links does not open up a new web page, you may need to cut and paste the above urls into your browser's address bar.)

Investors and analysts should note that today’s conference call is expected to focus on the consolidated Company and BGC’s Financial Services segment rather than on Newmark. Since BGC consolidates Newmark’s results as its Real Estate Services segment, Newmark’s separate financial results earnings release, conference call (scheduled for 11:00 a.m. ET), and related materials may be of interest to BGC’s investors. Details regarding this information can be found at http://ir.ngkf.com.

Adjusted Earnings Defined

BGC Partners uses non-GAAP financial measures including, but not limited to, “pre-tax Adjusted Earnings” and “post-tax Adjusted Earnings,” which are supplemental measures of operating results that are used by management to evaluate the financial performance of the Company and its consolidated subsidiaries. BGC believes that Adjusted Earnings best reflect the operating earnings generated by the Company on a consolidated basis and are the earnings which management considers when managing its business.

As compared with “income (loss) from operations before income taxes”, and “net income (loss) per fully diluted share”, all prepared in accordance with GAAP, Adjusted Earnings calculations primarily exclude certain non-cash items and other expenses that generally do not involve the receipt or outlay of cash by the Company and/or which do not dilute existing stockholders, as described below. In addition, Adjusted Earnings calculations exclude certain gains and charges that management believes do not best reflect the ordinary results of BGC.

Adjustments Made to Calculate Pre-Tax Adjusted Earnings

BGC defines pre-tax Adjusted Earnings as GAAP income (loss) from operations before income taxes and noncontrolling interest in subsidiaries, excluding items such as:

*	Non-cash asset impairment charges, if any;
*	Allocations of net income to limited partnership units;
*	Non-cash charges related to the amortization of intangibles with respect to acquisitions; and
*

Non-cash charges relating to grants of exchangeability to limited partnership units that reflect the value of the shares of common stock into which the unit is exchangeable when the unit holder is granted exchangeability not previously expensed in accordance with GAAP.

Virtually all of BGC’s key executives and producers have partnership or equity stakes in the Company and receive deferred equity or limited partnership units as part of their compensation. A significant percentage of the Company’s fully diluted shares are owned by its executives, partners and employees. The Company issues limited partnership units and grant exchangeability to unit holders to provide liquidity to its employees, to align the interests of its employees and management with those of common stockholders, to help motivate and retain key employees, and to encourage a collaborative culture that drives cross-selling and revenue growth.

When the Company issues limited partnership units, the shares of common stock into which the units can be ultimately exchanged are included in BGC’s fully diluted share count for Adjusted Earnings at the beginning of the subsequent quarter after the date of grant. BGC includes such shares in the Company’s fully diluted share count when the unit is granted because the unit holder is expected to be paid a pro-rata distribution based on BGC’s calculation of Adjusted Earnings per fully diluted share and because the holder could be granted the ability to exchange their units into shares of common stock in the future. Non-cash charges with respect to grants of exchangeability reflect the value of the shares of common stock into which the unit is exchangeable when the unit holder is granted exchangeability not previously expensed in accordance with GAAP. The amount of non-cash charges relating to grants of exchangeability the Company uses to calculate pre-tax Adjusted Earnings on a quarterly basis is based upon the Company’s estimate of expected grants of exchangeability to limited partnership units during the annual period, as described further below under “Adjustments Made to Calculate Post-Tax Adjusted Earnings.”

Adjusted Earnings also excludes non-cash GAAP gains attributable to originated mortgage servicing rights (which Newmark refer to as “OMSRs”) and non-cash GAAP amortization of mortgage servicing rights (which the Company refers to as “MSRs”). Under GAAP, the Company recognizes OMSRs gains equal to the fair value of servicing rights retained on mortgage loans originated and sold. Subsequent to the initial recognition at fair value, MSRs are carried at the lower of amortized cost or fair value and amortized in proportion to the net servicing revenue expected to be earned. However, it is expected that any cash received with respect to these servicing rights, net of associated expenses, will increase Adjusted Earnings (and Adjusted EBITDA) in future periods.

Additionally, Adjusted Earnings calculations exclude certain unusual, one-time, non-ordinary or non-recurring items, if any. These items are excluded from Adjusted Earnings because the Company views excluding such items as a better reflection of the ongoing operations of BGC. BGC’s definition of Adjusted Earnings also excludes certain gains and charges with respect to acquisitions, dispositions, or resolutions of litigation. Management believes that excluding such gains and charges also best reflects the ongoing performance of BGC.

Adjustments Made to Calculate Post-Tax Adjusted Earnings

Because Adjusted Earnings are calculated on a pre-tax basis, BGC also intends to report post-tax Adjusted Earnings on a consolidated basis. The Company defines post-tax Adjusted Earnings as pre-tax Adjusted Earnings reduced by the non-GAAP tax provision described below and Adjusted Earnings attributable to noncontrolling interest in subsidiaries.

The Company calculates its tax provision for post-tax Adjusted Earnings using an annual estimate similar to how it accounts for its income tax provision under GAAP. To calculate the quarterly tax provision under GAAP, BGC estimates its full fiscal year GAAP income (loss) from operations before income taxes and noncontrolling interests in subsidiaries and the expected inclusions and deductions for income tax purposes, including expected grants of exchangeability to limited partnership units during the annual period. The resulting annualized tax rate is applied to BGC’s quarterly GAAP income (loss) from operations before income taxes and noncontrolling interests in subsidiaries. At the end of the annual period, the Company updates its estimate to reflect the actual tax amounts owed for the period.

To determine the non-GAAP tax provision, BGC first adjusts pre-tax Adjusted Earnings by recognizing any, and only, amounts for which a tax deduction applies under applicable law. The amounts include non-cash charges with respect to grants of exchangeability; certain charges related to employee loan forgiveness; certain net operating loss carryforwards when taken for statutory purposes; certain charges related to tax goodwill amortization; and deductions with respect to charitable contributions. These adjustments may also reflect timing and measurement differences, including treatment of employee loans, changes in the value of units between the dates of grants of exchangeability and the date of actual unit exchange, variations in the value of certain deferred tax assets and liabilities and the different timing of permitted deductions for tax under GAAP and statutory tax requirements.

After application of these previously described adjustments, the result is the Company’s taxable income for its pre-tax Adjusted Earnings, to which BGC then applies the statutory tax rates. This amount is the Company’s non-GAAP tax provision. BGC views the effective tax rate on pre-tax Adjusted Earnings as equal to the amount of its non-GAAP tax provision divided by the amount of pre-tax Adjusted Earnings.

Generally, the most significant factor affecting this non-GAAP tax provision is the amount of non-cash charges relating to the grants of exchangeability to limited partnership units. Because the non-cash charges relating to the grants of exchangeability are deductible in accordance with applicable tax laws, increases in exchangeability have the effect of lowering the Company’s non-GAAP effective tax rate and thereby increasing its post-tax Adjusted Earnings.

Management uses post-tax Adjusted Earnings in part to help it evaluate, among other things, the overall performance of the business, to make decisions with respect to the Company’s operations, and to determine the amount of dividends payable to common stockholders and distributions payable to holders of limited partnership units.

BGC incurs income tax expenses based on the location, legal structure and jurisdictional taxing authorities of each of its subsidiaries. Certain of the Company’s entities are taxed as U.S. partnerships and are subject to the Unincorporated Business Tax (“UBT”) in New York City. Any U.S. federal and state income tax liability or benefit related to the partnership income or loss, with the exception of UBT, rests with the unit holders rather than with the partnership entity. The Company’s consolidated financial statements include U.S. federal, state and local income taxes on the Company’s allocable share of the U.S. results of operations. Outside of the U.S., BGC operates principally through subsidiary corporations subject to local income taxes. For these reasons, taxes for Adjusted Earnings are expected to be presented to show the tax provision the consolidated Company would expect to pay if 100 percent of earnings were taxed at global corporate rates.

Adjusted Earnings Attributable to Noncontrolling Interest in Subsidiaries

Adjusted Earnings attributable to noncontrolling interest in subsidiaries is calculated based on the relevant noncontrolling interest existing on the balance sheet date. Until the proposed spin-off of Newmark occurs, noncontrolling interest will reflect the allocation of income to Newmark’s public shareholders and the pro-rata ownership of certain shares and/or units of BGC and Newmark.

Calculations of Pre-Tax and Post-Tax Adjusted Earnings per Common Share

BGC’s Adjusted Earnings per common share calculations assume either that:

*	The fully diluted share count includes the shares related to any dilutive instruments, but excludes the associated expense, net of tax, when the impact would be dilutive; or
*	The fully diluted share count excludes the shares related to these instruments, but includes the associated expense, net of tax.

The share count for Adjusted Earnings excludes certain shares expected to be issued in future periods but not yet eligible to receive dividends and/or distributions. Each quarter, the dividend payable to BGC’s common stockholders, if any, is expected to be determined by the Company’s Board of Directors with reference to a number of factors, including post-tax Adjusted Earnings per common share. BGC may also pay a pro-rata distribution of net income to limited partnership units, as well as to Cantor for its noncontrolling interest. The amount of this net income, and therefore of these payments per unit, would be determined using the above definition of post-tax Adjusted Earnings per common share.

The declaration, payment, timing and amount of any future dividends payable by the Company will be at the discretion of its board of directors.

Other Matters with Respect to Adjusted Earnings

The term “Adjusted Earnings” should not be considered in isolation or as an alternative to GAAP net income (loss). The Company views Adjusted Earnings as a metric that is not indicative of liquidity or the cash available to fund its operations, but rather as a performance measure. Pre- and post-tax Adjusted Earnings, as well as related measures, are not intended to replace the Company’s presentation of its GAAP financial results. However, management believes that these measures help provide investors with a clearer understanding of BGC’s financial performance and offer useful information to both management and investors regarding certain financial and business trends related to the Company’s financial condition and results of operations. Management believes that Adjusted Earnings measures and the GAAP measures of financial performance should be considered together.

BGC anticipates providing forward-looking guidance for GAAP revenues and for certain Adjusted Earnings measures from time to time. However, the Company does not anticipate providing an outlook for other GAAP results. This is because certain GAAP items, which are excluded from Adjusted Earnings, are difficult to forecast with precision before the end of each period. The Company therefore believes that it is not possible to forecast GAAP results or to quantitatively reconcile GAAP results to non-GAAP results with sufficient precision unless BGC makes unreasonable efforts. The items that are difficult to predict on a quarterly basis with precision and which can have a material impact on the Company’s GAAP results include, but are not limited, to the following:

*	Allocations of net income and grants of exchangeability to limited partnership units, which are determined at the discretion of management throughout and up to the period-end;
*	The impact of certain marketable securities, as well as any gains or losses related to associated mark-to- market movements and/or hedging. These items are calculated using period-end closing prices;
*	Non-cash asset impairment charges, which are calculated and analyzed based on the period-end values of the underlying assets. These amounts may not be known until after period-end; and
*	Acquisitions, dispositions and/or resolutions of litigation which are fluid and unpredictable in nature.

See the sections of this document titled “Reconciliation of GAAP income (loss) to Adjusted Earnings” and “Differences between Consolidated Results for Adjusted Earnings and GAAP” for more information on BGC’s non-GAAP results.

Adjusted EBITDA and Adjusted EBITDA Before Allocations to Units Defined

BGC also provides an additional non-GAAP financial performance measure, “Adjusted EBITDA”, which it defines as GAAP “Net income (loss) available to common stockholders”, adjusted to add back the following items:

*	Interest expense;
*	Fixed asset depreciation and intangible asset amortization;
*	Impairment charges;
*	Employee loan amortization and reserves on employee loans;
*	Provision (benefit) for income taxes;
*	Net income (loss) attributable to noncontrolling interest in subsidiaries;
*	Non-cash charges relating to grants of exchangeability to limited partnership interests;
*	Non-cash charges related to issuance of restricted shares;
*	Non-cash earnings or losses related to BGC’s equity investments; and
*	Net non-cash GAAP gains related to OMSR gains and MSR amortization.

The Company also discloses “Adjusted EBITDA before allocations to units”, which is Adjusted EBITDA excluding GAAP charges with respect to allocations of net income to limited partnership units. Such allocations represent the pro-rata portion of pre-tax earnings available to such unit holders. These units are in the fully diluted share count, and are exchangeable on a one-to-one basis into common stock. As these units are exchanged into common shares, unit holders become entitled to cash dividends rather than cash distributions. The Company views such allocations as intellectually similar to dividends on common shares. Because dividends paid to common shares are not an expense under GAAP, management believes similar allocations of income to unit holders should also be excluded by investors when analyzing BGC’s results on a fully diluted share basis with respect to Adjusted EBITDA.

The Company’s management believes that these Adjusted EBITDA measures are useful in evaluating BGC’s operating performance, because the calculation of this measure generally eliminates the effects of financing and income taxes and the accounting effects of capital spending and acquisitions, which would include impairment charges of goodwill and intangibles created from acquisitions. Such items may vary for different companies for reasons unrelated to overall operating performance. As a result, the Company’s management uses these measures to evaluate operating performance and for other discretionary purposes. BGC believes that Adjusted EBITDA is useful to investors to assist them in getting a more complete picture of the Company’s financial results and operations.

Since these Adjusted EBITDA measures are not recognized measurements under GAAP, investors should use these measures in addition to GAAP measures of net income when analyzing BGC’s operating performance. Because not all companies use identical EBITDA calculations, the Company’s presentation of these Adjusted EBITDA measures are may not be comparable to similarly titled measures of other companies. Furthermore, these Adjusted EBITDA measures are not intended to be a measure of free cash flow or GAAP cash flow from operations, because these Adjusted EBITDA measures do not consider certain cash requirements, such as tax and debt service payments.

For a reconciliation of these non-GAAP measures to GAAP “Net income (loss) available to common stockholders”, the most comparable financial measure calculated and presented in accordance with GAAP, see the section of this document titled “Reconciliation of GAAP Income (Loss) to Adjusted EBITDA”.

Liquidity Defined

BGC also uses a non-GAAP measure called “liquidity”. The Company considers liquidity to be comprised of the sum of cash and cash equivalents plus marketable securities that have not been financed, reverse repurchase agreements, and securities owned, less securities loaned and repurchase agreements. BGC considers this an important metric for determining the amount of cash that is available or that could be readily available to the Company on short notice.

About BGC Partners, Inc.

BGC Partners is a leading global brokerage company servicing the financial and real estate markets. BGC offers Real Estate Services through its publicly traded subsidiary Newmark Group, Inc. BGC owns GFI Group Inc., a leading intermediary and provider of trading technologies and support services to the global OTC and listed markets. BGC's Financial Services offerings include fixed income securities, interest rate swaps, foreign exchange, equities, equity derivatives, credit derivatives, commodities, futures, and structured products. BGC provides a wide range of services, including trade execution, broker-dealer services, clearing, trade compression, post trade, information, and other services to a broad range of financial and non-financial institutions. Through brands including Fenics, BGC Trader, Capitalab, Lucera, and Fenics Market Data, BGC offers financial technology solutions, market data, and analytics related to numerous financial instruments and markets. BGC, BGC Trader, GFI, Fenics, Fenics Market Data, Capitalab, and Lucera are trademarks/service marks and/or registered trademarks/service marks of BGC Partners, Inc. and/or its affiliates.

BGC's customers include many of the world's largest banks, broker-dealers, investment banks, trading firms, hedge funds, governments, corporations, property owners, real estate developers, and investment firms. BGC's common stock trades on the NASDAQ Global Select Market under the ticker symbol (NASDAQ: BGCP). BGC also has an outstanding bond issuance of Senior Notes due June 15, 2042, which trade on the New York Stock Exchange under the symbol (NYSE: BGCA). BGC Partners is led by Chairman and Chief Executive Officer Howard W. Lutnick. For more information, please visit http://www.bgcpartners.com. You can also follow BGC at https://twitter.com/bgcpartners, https://www.linkedin.com/company/bgc-partners and/or http://ir.bgcpartners.com/Investors/default.aspx.

About Newmark Group, Inc.

Newmark is a full-service commercial real estate services business that offers a complete suite of services and products for both owners and occupiers across the entire commercial real estate industry. Newmark’s investor/owner services and products include capital markets (including investment sales), agency leasing, property management, valuation and advisory, diligence and underwriting and, under trademarks and names like Newmark Knight Frank and Berkeley Point, government sponsored enterprise lending, loan servicing, debt and structured finance and loan sales. Newmark’s occupier services and products include tenant representation, global corporate services, real estate management technology systems, workplace and occupancy strategy, consulting, project management, lease administration and facilities management. Newmark enhances these services and products through innovative real estate technology solutions and data analytics designed to enable its clients to increase their efficiency and profits by optimizing their real estate portfolio. Newmark has relationships with many of the world’s largest commercial property owners, real estate developers and investors, as well as Fortune 500 and Forbes Global 2000 companies. Newmark’s Class A common stock trades on the NASDAQ Global Select Market under the ticker symbol (NASDAQ: NMRK). Newmark, and Berkeley Point are trademarks/service marks and/or registered trademarks/service marks of Newmark Group, Inc. and/or its affiliates. Knight Frank is a service mark of Knight Frank (Nominees) Limited. Find out more about Newmark at http://www.ngkf.com/, https://twitter.com/newmarkkf, https://www.linkedin.com/company/newmark-knight-frank/, and/or http://ir.ngkf.com/investors/investors-home/default.aspx.

Discussion of Forward-Looking Statements about BGC and Newmark

Statements in this document regarding BGC and Newmark that are not historical facts are “forward-looking statements” that involve risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements. Except as required by law, BGC and Newmark undertake no obligation to update any forward-looking statements. For a discussion of additional risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see BGC's and Newmark’s Securities and Exchange Commission filings, including, but not limited to, the risk factors set forth in these filings and any updates to such risk factors contained in subsequent Forms 10-K, Forms 10-Q or Forms 8-K.

BGC PARTNERS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(in thousands, except per share data)

(unaudited)

	March 31,	December 31,
	2018	2017
Assets
Cash and cash equivalents	$362,613	$634,333
Cash segregated under regulatory requirements	330,126	162,457
Securities owned	89,357	33,007
Securities borrowed	309	—
Marketable securities	96,061	208,176
Loans held for sale, at fair value	965,639	362,635
Receivables from broker-dealers, clearing organizations, customers and related broker-dealers	1,407,052	745,402
Mortgage servicing rights, net	381,526	392,626
Accrued commissions and other receivables, net	784,513	620,039
Loans, forgivable loans and other receivables from employees and partners, net	369,114	335,734
Fixed assets, net	196,906	189,347
Investments	153,452	141,788
Goodwill	944,795	945,582
Other intangible assets, net	307,183	311,021
Receivables from related parties	6,579	3,739
Other assets	382,271	343,826
Total assets	$6,777,496	$5,429,712

Liabilities, Redeemable Partnership Interest, and Equity
Short-term borrowings	$6,017	$6,046
Short-term borrowings payable to related parties	180,000	—
Repurchase agreements	985	—
Securities loaned	92,565	202,343
Warehouse notes payable	950,479	360,440
Accrued compensation	442,871	432,733
Payables to broker-dealers, clearing organizations, customers and related broker-dealers	1,219,815	607,580
Payables to related parties	45,682	40,988
Accounts payable, accrued and other liabilities	976,432	942,917
Long-term debt and collateralized borrowings	1,375,943	1,650,509
Total liabilities	5,290,789	4,243,556
Redeemable partnership interest	47,505	46,415
Equity
Stockholders' equity:
Class A common stock, par value $0.01 per share; 750,000 shares authorized; 328,529 and
306,218 shares issued at March 31, 2018 and December 31, 2017, respectively; and 279,279
and 256,968 shares outstanding at March 31, 2018 and December 31, 2017, respectively	3,286	3,063
Class B common stock, par value $0.01 per share; 150,000 shares authorized; 34,848 shares issued and outstanding at March 31, 2018
and December 31, 2017, convertible into Class A common stock	348	348
Additional paid-in capital	1,984,297	1,763,371
Contingent Class A common stock	40,298	40,472
Treasury stock, at cost: 49,250 and 49,250 shares of Class A common stock at March 31, 2018	(303,873)	(303,873)
and December 31, 2017, respectively
Retained deficit	(837,753)	(859,009)
Accumulated other comprehensive income (loss)	(8,754)	(10,486)
Total stockholders' equity	877,849	633,886
Noncontrolling interest in subsidiaries	561,353	505,855
Total equity	1,439,202	1,139,741
Total liabilities, redeemable partnership interest and equity	$6,777,496	$5,429,712

BGC PARTNERS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended March 31,
	2018	2017
Revenues:
Commissions	$668,599	$545,720
Principal transactions	91,918	85,743
Total brokerage revenues	760,517	631,463

Gains from mortgage banking activities/originations, net	38,914	45,261
Real estate management and other services	96,878	50,630
Servicing fees	28,926	24,832
Fees from related parties	6,590	6,938
Data, software and post-trade	15,099	13,087
Interest income	8,748	10,006
Other revenues	974	976
Total revenues	956,646	783,193

Expenses:
Compensation and employee benefits	534,811	460,631
Allocations of net income and grant of exchangeability to
limited partnership units and FPUs	65,232	63,193
Total compensation and employee benefits	600,043	523,824
Occupancy and equipment	54,784	50,829
Fees to related parties	7,764	6,490
Professional and consulting fees	26,081	21,670
Communications	34,850	32,173
Selling and promotion	29,849	24,641
Commissions and floor brokerage	14,095	10,430
Interest expense	27,138	18,763
Other expenses	68,591	42,393
Total non-compensation expenses	263,152	207,389
Total expenses	863,195	731,213

Other income (losses), net:
Gain (loss) on divestiture and sale of investments	—	557
Gains (losses) on equity method investments	5,801	237
Other income (loss)	33,942	5,020
Total other income (losses), net	39,743	5,814

Income (loss) from operations before income taxes	133,194	57,794

Provision (benefit) for income taxes	35,763	6,678
Consolidated net income (loss)	$97,431	$51,116

Less: Net income (loss) attributable to noncontrolling interest in subsidiaries	38,657	14,291

Net income (loss) available to common stockholders	$58,774	$36,825

Per share data:
Basic earnings per share
Net income (loss) available to common stockholders	$58,774	$36,825
Basic earnings (loss) per share	$0.19	$0.13
Basic weighted-average shares of common stock outstanding	307,728	283,399

Fully diluted earnings per share
Net income (loss) for fully diluted shares	$88,757	$56,634
Fully diluted earnings (loss) per share	$0.19	$0.13
Fully diluted weighted-average shares of common stock outstanding	478,935	444,826

Dividends declared per share of common stock	$0.18	$0.16
Dividends declared and paid per share of common stock	$0.18	$0.16

BGC PARTNERS, INC.

RECONCILIATION OF GAAP INCOME (LOSS) TO ADJUSTED EARNINGS AND

GAAP FULLY DILUTED EPS TO POST-TAX ADJUSTED EPS

(in thousands, except per share data)

(unaudited)

	Q1 2018	Q1 2017
GAAP income (loss) before income taxes	$133,194	$57,794
Pre-tax adjustments:
Non-cash (gains) losses related to equity investments, net	(2,625)	(237)
Allocations of net income and grant of exchangeability to
limited partnership units and FPUs	65,232	63,193
Non-cash MSR income, net of amortization	(3,273)	(15,434)
(Gains) and charges with respect to acquisitions, dispositions and / or resolutions of litigation, and other non-cash, non-dilutive items, net (a)	(7,843)	14,007
Total pre-tax adjustments	51,491	61,529

Pre-tax adjusted earnings	$184,685	$119,323

GAAP net income (loss) available to common stockholders	$58,774	$36,825
Allocation of net income (loss) to noncontrolling interest in subsidiaries	29,710	14,529
Total pre-tax adjustments (from above)	51,491	61,529
Income tax adjustment to reflect adjusted earnings taxes	14,340	(9,804)
Post-tax adjusted earnings	$154,315	$103,079
Per Share Data
GAAP fully diluted earnings per share	$0.19	$0.13
Less: Allocations of net income to limited partnership units, FPUs, and noncontrolling
interest in subsidiaries, net of tax	(0.01)	(0.02)
Total pre-tax adjustments (from above)	0.11	0.14
Income tax adjustment to reflect adjusted earnings taxes	0.03	(0.02)
Post-tax adjusted earnings per share	$0.32	$0.23

Fully diluted weighted-average shares of common stock outstanding	478,935	444,826
(a)	Q1 2018 includes $20.6 million of a GAAP fair value adjustment on an investment held by BGC, which was excluded from Adjusted Earnings.

Note: Certain numbers may not add due to rounding.

BGC PARTNERS, INC.

FULLY DILUTED WEIGHTED-AVERAGE SHARE COUNT

FOR GAAP AND ADJUSTED EARNINGS

(in thousands)

(unaudited)

	Q1 2018	Q1 2017

Common stock outstanding	307,728	283,399
Limited partnership units	104,892	94,298
Cantor units	51,815	51,183
Founding partner units	12,511	13,790
RSUs	604	677
Other	1,385	1,479

Fully diluted weighted-average share count for GAAP	478,935	444,826

BGC PARTNERS, INC.

LIQUIDITY ANALYSIS

(in thousands)

(unaudited)

	March 31, 2018	December 31, 2017

Cash and cash equivalents	$362,613	$634,333
Repurchase agreements	(985)	—
Securities owned	89,357	33,007
Marketable securities (1)	3,496	5,833
Total	$454,481	$673,173
(1)

As of March 31, 2018 and December 31, 2017, $92.6 million and $202.3 million, respectively, of Marketable securities on our balance sheet were lent out in Securities Loaned transactions and therefore are not included as part of our Liquidity Analysis.

BGC Partners, Inc.

Segment Disclosure – Q1 2018 vs Q1 2017

(in thousands)

(unaudited)

	Q1 2018				Q1 2017
	Financial Services	Real Estate Services	Corporate Items	Total	Financial Services	Real Estate Services	Corporate Items	Total
Total revenues	$516,621	$431,871	$8,154	$956,646	$441,178	$333,720	$8,295	$783,193
Total expenses	403,821	355,119	104,255	863,195	353,906	281,166	96,141	731,213
Total other income (losses), net	10,935	5,609	23,199	39,743	4,648	—	1,166	5,814

Income (loss) from operations before income taxes	$123,735	$82,361	$(72,902)	$133,194	$91,920	$52,554	$(86,680)	$57,794

Pre-tax adjustments:

Non-cash (gains) losses related to equity investments, net	—	—	(2,625)	(2,625)	—	—	(237)	(237)

Allocations of net income and grant of exchangeability to limited partnership units and FPUs	—	—	65,232	65,232	—	—	63,193	63,193

Non-cash MSR income, net of amortization	—	(3,273)	—	(3,273)	—	(15,434)	—	(15,434)

(Gains) and charges with respect to acquisitions, dispositions and / or resolutions of litigation, and other non-cash, non-dilutive items, net	5,765	1,538	(15,146)	(7,843)	6,751	1,355	5,901	14,007

Total pre-tax adjustments	5,765	(1,735)	47,461	51,491	6,751	(14,079)	68,857	61,529

Pre-tax adjusted earnings	$129,500	$80,626	$(25,441)	$184,685	$98,671	$38,475	$(17,823)	$119,323

BGC PARTNERS, INC.

RECONCILIATION OF BGC REAL ESTATE SEGMENT REVENUES TO NEWMARK GROUP, INC.

STAND-ALONE REVENUES

(in thousands)

(unaudited)

	Q1 2018	Q1 2017

BGC Real Estate segment revenues	431,871	333,720

Interest income (1)	(1,411)	(1,138)

Newmark Group, Inc. stand-alone revenues	430,460	332,582

(1)	This is not included as part of Total revenues in Newmark Group, Inc.’s stand-alone financial statements.

BGC PARTNERS, INC.

RECONCILIATION OF BGC REAL ESTATE SEGMENT TO NEWMARK GROUP, INC.

STAND-ALONE FOR GAAP INCOME (LOSS) FROM OPERATIONS BEFORE INCOME TAXES

(in thousands)

(unaudited)

	Q1 2018	Q1 2017

BGC Real Estate segment income (loss) from operations before income taxes	82,361	52,554

BGC Corporate Items:
Compensation and employee benefits	(783)	(560)
Allocations of net income and grant of exchangeability to limited partnership units and FPUs	(25,809)	(10,649)
Fees to related parties	(1,361)	(1,078)
Professional and consulting fees	(146)	(609)
Interest expense	(14,820)	(2,074)
Other expenses	(120)	-
Other income (loss)	98	(592)
Total BGC Corporate Items	(42,941)	(15,562)

Newmark Group, Inc. stand-alone income (loss) from operations before income taxes	39,420	36,992

BGC PARTNERS, INC.

RECONCILIATION OF BGC REAL ESTATE SEGMENT TO NEWMARK GROUP, INC.

STAND-ALONE FOR PRE-TAX ADJUSTED EARNINGS

(in thousands)

(unaudited)

	Q1 2018	Q1 2017

BGC Real Estate segment pre-tax adjusted earnings	80,626	38,475

BGC Corporate Items:
Compensation and employee benefits	(783)	(560)
Fees to related parties	(1,361)	(1,078)
Interest expense	(14,820)	(2,074)
Other expenses	(25)	(7)
Total BGC Corporate Items	(16,989)	(3,719)

Newmark Group, Inc. stand-alone pre-tax adjusted earnings	63,637	34,756

BGC PARTNERS, INC.

RECONCILIATION OF GAAP INCOME (LOSS) TO ADJUSTED EBITDA

(in thousands)

(unaudited)

	Q1 2018	Q1 2017
GAAP Net income (loss) available to common stockholders	$58,774	$36,825

Add back:

Provision (benefit) for income taxes	35,763	6,678

Net income (loss) attributable to noncontrolling interest in subsidiaries	38,657	14,291

Employee loan amortization and reserves on employee loans	7,578	7,663

Interest expense (1)	23,446	16,889

Fixed asset depreciation and intangible asset amortization	22,318	19,503

Non-cash MSR income, net of amortization	(3,273)	(15,434)

Impairment of long-lived assets	56	1,424

Exchangeability charges (2)	56,227	53,793

(Gains) losses on equity investments	(2,625)	(237)

Adjusted EBITDA	$236,921	$141,395

Allocations of net income to limited partnership units and FPUs	9,005	9,400

Adjusted EBITDA before allocations to limited partnership units and FPUs	$245,926	$150,795
(1)	The interest expense add back for Adjusted EBITDA excludes $3.7 million and $1.9 million for Q1 2018 and Q1 2017, respectively, of operating interest on Warehouse notes payable.
(2)	Represents non-cash and non-dilutive charges relating to grants of exchangeability to limited partnership units.

BGC Partners, Inc. Quarterly and Annual Market Activity Report

The following table provides certain volume and transaction count information on BGC Partners’ fully electronic system for the periods indicated.

				% Change	% Change
	1Q17	4Q17	1Q18	Q1'18 vs. Q1'17	Q1'18 vs. Q4'17
Notional Volume (in $US billions)
Fully Electronic Rates	1,807	1,746	1,962	8.6%	12.4%
Fully Electronic FX	2,410	2,276	2,779	15.3%	22.1%
Fully Electronic Credit	560	479	597	6.6%	24.6%
Fully Electronic Equities & Other	6	1	1	(75.0%)	24.7%
Total Fully Electronic Volume	4,782	4,503	5,340	11.7%	18.6%

HYBRID
Total Hybrid Volume	57,625	63,728	64,968	12.7%	1.9%
Total Hybrid & Fully Electronic Volume	62,407	68,230	70,307	12.7%	3.0%

Transaction Count
Fully Electronic Rates	102,522	101,099	119,575	16.6%	18.3%
Fully Electronic FX	2,217,725	2,067,842	2,538,255	14.5%	22.7%
Fully Electronic Credit	78,526	57,280	80,284	2.2%	40.2%
Fully Electronic Equities & Other	633	463	620	(2.1%)	33.9%
Total Fully Electronic Transactions	2,399,406	2,226,684	2,738,734	14.1%	23.0%

HYBRID
Total Hybrid Transactions	1,010,983	1,289,297	1,442,738	42.7%	11.9%
Total Hybrid and Fully Electronic Transactions	3,410,389	3,515,981	4,181,472	22.6%	18.9%

Trading Days	62	63	62

Note:  “Hybrid” is defined as transactions involving some element of electronic trading but executed by BGC's brokers, exclusive of voice-only transactions. “Fully Electronic” involves customer-to-customer trades, free from broker execution.

Media Contact:

Karen Laureano-Rikardsen
+1 212-829-4975

Investor Contact:
Jason McGruder or Ujjal Basu Roy
+1 212-610-2426